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                                                                   EXHIBIT 10.5

                        [LETTERHEAD OF GLENMOUNT, LLC]

February 18, 2000

Mr. David Maimberg
Chairman
Fieldworks, Incorporated
7631 Anagram Drive
Eden Prairie, MN 55344

Dear David:

As you know, Glenmount, LLC ("Glenmount") has provided services to FieldWorks, Incorporated ("FieldWorks") during the initial three-month period of the Management Services Agreement, dated as of November 20, 1999 (the "Agreement"), that exceed the scope and nature of the services contemplated by the monthly and closing fees specified in the Agreement. In addition, Glenmount has arranged for Industrial-Works Holding Co., LLC ("IWHC") to provide a commitment letter to FieldWorks with respect to the purchase of up to 3,000,000 shares of preferred stock.

This letter will confirm our mutual agreement to supplement the Agreement, as set forth below, to compensate Glenmount for these additional services.

In consideration of the foregoing, FieldWorks hereby agrees (a) to promptly pay Glenmount $30,000 as additional compensation for the initial three-month period of the Agreement, (b) to extend the $10,000 per month fee to Glenmount for each month during the balance of the term of the Agreement, and (c) to pay an additional fee equal to 4% of the purchase price of any securities issued by FieldWorks to IWHC (other than the 4,250,000 shares of Series B Convertible Preferred Stock, the warrant and the 500,000 warrant shares issued pursuant to the Stock Purchase Agreement dated as of November 20, 1999), payable on the date any such securities are purchased by IWHC.

If the terms of this letter are acceptable, please sign below and return a copy of this letter to us.

Sincerely,

Michael E. Johnson

/s/ Michael E. Johnson
Managing Director

The undersigned confirms and agrees with the terms of the foregoing letter.

FIELDWORKS, INCORPORATED

By: /s/ David Malmberg
    ---------------------------
    David Malmberg
    Chairman